22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

June 18, 2020	Exhibit 10.1

William Andrews, MD

Hopkinton, MA 01748

Dear William:

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc., as Chief Medical Officer reporting to me. We anticipate your start date will be Tuesday July 7, 2020.

In this position, you will receive an annual base salary of $460,000. You are also eligible for an annual incentive bonus targeted at 50% of your base salary under our current Management by Objectives (MBO) program.

As additional incentive, the Company will grant you 250,000 stock options and 37,500 restricted stock units (RSUs). The exercise price of the options will be equal to the fair market value of the Company’s common stock in accordance with the terms set out in the Akcea equity incentive plan, and the options and restricted stock units will be issued under, and subject to, the terms of the Akcea equity incentive plan. The options will vest 25% on the first anniversary of your Start Date and then in equal monthly installments over the next three years. The RSUs will also vest over four years with 25% vesting annually on each anniversary of your Start Date.

You will also receive a one-time signing bonus of $25,000 which will be made payable to you with your first paycheck. One hundred percent (100%) of this bonus will be paid back to Akcea Therapeutics should you voluntarily leave prior to your 1 year anniversary; fifty percent (50%) of this bonus will be paid back to Akcea Therapeutics should you voluntarily leave between your 1st and 2nd anniversary.

You also have the opportunity to participate in our employee benefits program, outlined in the provided benefits summary. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date.

In addition to the foregoing, you are also entitled to the benefits set forth in the Severance and Equity Award Vesting Acceleration letter provided to you contemporaneous with this offer letter.

This offer is contingent on you signing in the space provided below and signing the attached Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement. This offer is also contingent on a favorable background check.

We are very pleased that you have decided to join us, and we look forward to working with you to continue to make Akcea a successful company!

Sincerely,

/s/ Damien McDevitt
Damien McDevitt
Chief Executive Officer

Accepted and agreed:	/s/ William T. Andrews

Confirmed Start Date:	Between July 9 – July 13, 2020